Exhibit 99.2

LAZARD ANNOUNCES SENIOR-LEVEL APPOINTMENTS

NEW YORK, July 26, 2017 – Lazard Ltd (NYSE: LAZ) announced today that it has made several new senior-level appointments.

Effective October 1, 2017, Evan Russo, Managing Director and Co-Head of Lazard’s Capital Markets and Capital Structure Advisory practice, will become Chief Financial Officer (CFO) of Lazard. Effective October 1, 2017, Matthieu Bucaille, CFO of Lazard since 2011, will become Chief Executive Officer of Lazard International and Chief Executive Officer of Compagnie Financière Lazard Frères and Lazard Frères Banque in Paris.

“Evan Russo has provided innovative capital structure advice to our clients over the past decade, and I am confident that the firm and its stakeholders will benefit greatly from his experience and expertise,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “Matthieu Bucaille has distinguished himself as our CFO, and the breadth of his experience will benefit the firm and its clients in his new roles.”

As CFO of Lazard, Mr. Russo will be responsible for all finance functions, including financial reporting, treasury, investor relations, capital structure, risk management, portfolio management and capital allocation. He will also work closely with the firm’s leadership team on financial strategy. Mr. Russo will leverage his significant experience over the past 10 years as a Managing Director and Co-Head of Capital Markets and Capital Structure Advisory during which he advised clients on a wide range of transactions including structured equity and minority investments, IPOs, private placements, debt and equity capital markets, debt restructurings and liability management, as well as many of the firm’s most significant M&A assignments. Prior to Lazard, Mr. Russo worked in Investment Banking at Goldman Sachs and at Barclays Capital. Mr. Russo received an M.B.A. from The Wharton School of the University of Pennsylvania, a J.D. from Columbia Law School and a B.A. from Queens College. He joined Lazard in 2007.

In his new roles, Mr. Bucaille will support Alexander F. Stern, CEO of Financial Advisory and Chief Operating Officer of Lazard, and Matthieu Pigasse, Global Head, M&A and Sovereign Advisory and Chief Executive Officer of Lazard Frères S.A.S., Lazard’s financial advisory business in France, as well as Ashish Bhutani, CEO of Lazard Asset Management and Vice Chairman of Lazard, and its senior leadership. Prior to becoming CFO, Mr. Bucaille was based in France. He became a Managing Director in 1998, Vice Chairman Investment Banking Europe in 2008 and Deputy Chief Executive Officer of Lazard Frères Banque S.A. in 2009. He joined Lazard in 1989.

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Separately, Scott D. Hoffman, General Counsel of Lazard, will take on additional responsibilities as Chief Administrative Officer (CAO) of Lazard, a new position, effective immediately. As CAO and General Counsel of Lazard, Mr. Hoffman will drive the execution and coordination of initiatives and internal policies in support of the firm’s overall strategic objectives, provide input to and guidance in business planning, and continue to lead legal and compliance operations. He will maintain his broader responsibilities of providing guidance to Lazard’s CEO and Board of Directors, and overseeing global communications, legislative and regulatory affairs, and internal audit. Mr. Hoffman has served as General Counsel of Lazard Ltd since its formation in 2005, and its predecessor, Lazard Group, since 2001. He has been a Managing Director since January 1999. Mr. Hoffman joined Lazard in 1994.

Effective October 1, 2017, Mr. Bruno Roger, currently Chairman of Lazard in France, will become Vice Chairman of Lazard Group and Honorary Chairman of Lazard in France. As Vice Chairman of Lazard Group, Mr. Bruno Roger will advise Mr. Jacobs and the firm’s senior leadership on strategic and client matters. He will transition his responsibilities regarding Compagnie Financière Lazard Frères and Lazard Frères Banque to Mr. Bucaille and his responsibilities regarding Lazard Frères S.A.S. to Mr. Pigasse. He became a Managing Director of Lazard in 1974, and Chairman of Lazard France in 2002. Mr. Bruno Roger joined Lazard in 1960.

About Lazard

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 43 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com. Follow Lazard at @Lazard.

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Media contacts:

Judi Frost Mackey, +1 212 632 1428	Clare Pickett, +1 212 632 6963
judi.mackey@lazard.com	clare.pickett@lazard.com

Investor contact:

Armand Sadoughi + 1 212 632 6358

armand.sadoughi@lazard.com